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                                                                EXHIBIT 99(1)(q)

                             ARTICLES SUPPLEMENTARY
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                          G.T. INVESTMENT FUNDS, INC.

    G.T. Investment Funds, Inc. ("Company"), a Maryland corporation, organized on October 29, 1987, having its principal office in Maryland in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

    FIRST: By action of the Board of Directors of the Company in accordance with the Company's Articles of Incorporation, three hundred million (300,000,000) shares of capital stock that the Company is authorized to issue have been classified as shares of GT Global Developing Markets Fund (or such other name as the officers of the Company may determine), a newly created series, one hundred million (100,000,000) of such shares have been classified as Class A shares of capital stock, one hundred million (100,000,000) of such shares have been classified as Class B shares of capital stock and one hundred million (100,000,000) have been classified as Advisor Class shares of capital stock of the GT Global Developing Markets Fund. The par value of the shares of capital stock remains 1/100th of one cent ($.0001) per share. The aggregate par value of the shares of GT Global Developing Markets Fund is thirty thousand dollars ($30,000). Shares of GT Global Developing Markets Fund shall have the relative preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption specified for series and classes of shares of the Company in the Company's Articles of Incorporation as currently in effect.

    SECOND:   The  Company  is  registered  with  the  Securities  and  Exchange
Commission as an open-end investment company under the Investment Company Act of 1940, as amended.

    IN WITNESS WHEREOF, the undersigned Vice President of the Company hereby executes these Articles Supplementary on behalf of the Company and further states under penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

Dated: October 24, 1997

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                                                             /s/  KENNETH W. CHANCEY
                                                   -------------------------------------------
                                                                Kenneth W. Chancey
                                                     Vice President and Principal Accounting
                                                                     Officer

Attest:            /s/  MICHAEL A. SILVER
           -------------------------------------
                     Michael A. Silver
                    Assistant Secretary
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